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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)(1)





                                   LANCE, INC.
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                                (NAME OF ISSUER)


                         $.83-1/3 PAR VALUE COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                   514606 10 2
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                                 (CUSIP NUMBER)


                                DECEMBER 28, 1999
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

--------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                        (Cover Page continued on Page 2)
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----------------------                                -------------------------
CUSIP No. 514606 10 2                                 Page 2 of 5 pages
----------------------                                -------------------------
================================================================================
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Nan D. Van Every
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (A)  [ ]

                                                                      (B)  [ ]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                       5    SOLE VOTING POWER
 NUMBER OF                  91,599
   SHARES              ---------------------------------------------------------
   BENEFI-             6    SHARED VOTING POWER
   CIALLY                   121,211
  OWNED BY             ---------------------------------------------------------
    EACH               7    SOLE DISPOSITIVE POWER
  REPORTING                 91,599
   PERSON              ---------------------------------------------------------
    WITH:              8    SHARED DISPOSITIVE POWER
                            121,211
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          212,810
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   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
          INSTRUCTIONS) [ ]
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          Less than one percent (1%)
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   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
================================================================================


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      ITEM 1.     (a)      Name of issuer:  Lance, Inc.

                  (b)      Address of issuer's principal executive offices:

                           8600 South Boulevard
                           Charlotte, North Carolina  28273

      ITEM 2.     (a)      Name of persons filing:  Nan D. Van Every

                  (b) Address of principal business office or, if none, residence:

                           Residence:  6001 Pelican Bay Boulevard
                                       Naples, Florida 34108

                  (c)      Citizenship:  United States of America

                  (d) Title of class of securities: Common Stock, par value $.83-1/3 per share

                  (e)      CUSIP No.:  541606 10 2

      ITEM 3.              IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.
                           240.13D-1(B) OR SS.SS. 240.13D-2(B) OR (C), check
                           WHETHER THE PERSON FILING IS A:

                           If this statement is filed pursuant to Rule 13d-1(c), check this box.[X]

      ITEM 4.     OWNERSHIP

                  (a)      Amount beneficially owned:  212,810

                  (b)      Percent of class:  Less than one percent (1%)

                  Based on approximately 29,957,997 shares of Common Stock outstanding, consisting of 29,957,997 shares outstanding as of October 15, 1999 as reported in the issuer's Form 10-Q for the quarterly period ended on September 25, 1999 and filed with the commission.

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:
                                    91,599

                           (ii)     Shared power to vote or direct the vote:
                                    121,211

                           (iii)    Sole power to dispose or direct the
                                    disposition of: 91,599

                           (iv) Shared power to dispose or direct the disposition of: 121,211


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      ITEM 5.     OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

                  Not applicable.

      ITEM 6.     OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

                  Not applicable.

      ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

      ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

      ITEM 10.    CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        December 30, 1999
                              ------------------------------------
                                               Date


                                        /s/ Nan D. Van Every
                              ------------------------------------
                               Nan D. Van Every


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